Exhibit 8.1
                   [Form of tax opinion to be delivered at closing]
                   [Conrad Henderson, LLC]

U. S. Energy Corp.
877 North 8th West
Riverton, Wyoming 82501

Crested Corp.
877 North 8th West
Riverton, Wyoming 82501

Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences of the merger of Crested Corp. (“Crested”) with and into U. S. Energy Corp. (“USE”).  In rendering our opinion, we have examined and relied upon the accuracy and completeness of all the facts, information, representations, and warranties contained in originals or copies of (i) the Agreement and Plan of  Merger (the “Merger”) dated as of  January 23, 2007,  and amended as of July 30, 2007, by and between U. S Energy Corp., a Wyoming corporation, and Crested Corp., a Colorado corporation and (ii) such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion, we have relied upon certain statements, representations, and warranties made on behalf of USE and Crested by officers and other representatives of USE and Crested including those statements, representations, and warranties set forth in the signed Officers’ Certificates of USE and Crested dated the date hereof and attached hereto as Exhibit A.  We have assumed that such statements, representations, and warranties are true as of the date hereof and will continue to be true without regard to any qualification as to knowledge or belief.  Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of all the facts, information, representations, and warranties made by USE and Crested.  Any change or inaccuracy in or to any of such facts, information, representations, or warranties could affect one or more of the conclusions as stated herein.

In rendering our opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “Service”), and such other authorities that we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  The analysis of the consequences of the transactions considered involves a close evaluation of the applicable legal standards in light of the facts and circumstances related to the Merger. No assurances can be given that the Service will not assert a position contrary to one or more of the conclusions set forth in our opinion or that a court will not agree with the Service’s position.

A change in any of the authorities upon which our opinion is based could affect one or more of our conclusions as stated herein.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States income tax purposes:

1.	The Merger will qualify as tax free reorganization pursuant to IRC Section 368(a).

2.	Crested will not recognize any gain or loss on the transfer of all its assets and liabilities to USE as a result of the Merger.

3.	The shareholders of Crested will not recognize any gain or loss on the exchange of their common shares in Crested for newly issued common shares of USE.

4.	The shareholders of Crested will have a basis in each newly acquired USE share equal to the sum of their basis in every two shares of Crested stock which they exchange in the Merger.

5.	The Crested shareholders’ holding period of their USE stock will include the holding period during which they held their Crested stock exchanged in the Merger.

6.	USE’s basis in each asset received from Crested in the Merger will equal the basis of such asset in the hands of Crested immediately before the Merger.

7.	USE’s holding period in each asset received from Crested as a result of the Merger will include the period during which the asset was held by Crested.

8.	USE will not recognize gain or loss on the issuance of its common stock pursuant to the Merger.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any changes of or to any of the matters stated or assumed herein or of any subsequent changes in applicable law.  This opinion is solely for your benefit and is not to be relied upon, used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the proxy statement contained in such registration statement.  By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Conrad Henderson, LLC